First California Financial Group, Inc. 8-K

Exhibit 99.1

For further Information: At First California: Ron Santarosa 805-322-9333	At Premier Service Bank: Kerry Pendergast 951-274-2400

FIRST CALIFORNIA FINANCIAL GROUP AND PREMIER SERVICE BANK
TERMINATE MERGER AGREEMENT

WESTLAKE VILLAGE and RIVERSIDE, Calif., January 30, 2013 – First California Financial Group, Inc. (Nasdaq:FCAL), its wholly owned subsidiary, First California Bank (FCB) and Premier Service Bank (OTCBB:PSBK) announced today that they have jointly agreed to terminate that certain Agreement and Plan of Merger dated February 27, 2012, as amended, among the parties, effective January 30, 2013.  Under the terms of the Merger Agreement the transaction was to be accomplished by December 31, 2012.  As the parties were unable to accomplish the transaction by that date, the parties have mutually determined that it is in the best interest of both companies to terminate the Merger Agreement. The termination agreement entered into between the parties includes mutual general releases of all claims.

About Premier Service Bank
Premier Service Bank is a California state-chartered bank with two offices, its headquarters office in Riverside and a full-service banking office in Corona. The Bank provides commercial banking services, including a wide variety of checking accounts, investment services with competitive deposit rates, on-line banking products, and real estate, construction, commercial and consumer loans, to small and medium-sized businesses, professionals and individuals. Additional information about Premier Service Bank is available at its website at www.premierservicebank.com.

About First California
First California Financial Group, Inc. (NASDAQ:FCAL) is the holding company of First California Bank.  Founded in 1979 and with nearly $2 billion in assets, First California serves the comprehensive financial needs of small- and middle-sized businesses and high net worth individuals throughout Southern California.  Led by an experienced team of bankers, First California is committed to providing the best client service available in its markets, offering a full line of quality commercial banking products through 15 full-service branch offices in Los Angeles, Orange, Riverside, San Bernardino, San Diego, San Luis Obispo and Ventura counties.  The holding company’s website can be accessed at www.fcalgroup.com.  For additional information on First California Bank’s products and services, visit www.fcbank.com.

Forward-Looking Information
This press release contains certain forward-looking information about First California and Premier Service Bank (the Companies) that is intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements, and include statements related to, the monitoring of and management of risks in the Companies’ loan portfolio, the adequacy of sources of liquidity to support the Companies’ operations and strategic plans, the monitoring of and response to changing market conditions, and the status of the economy in the Southern California communities served by the Companies.  Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Companies. The Companies caution readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to, revenues are lower than expected, credit quality deterioration which could cause an increase in the provision for credit losses, the Companies’ ability to complete future acquisitions, successfully integrate such acquired entities, or achieve expected beneficial synergies and/or operating efficiencies within expected time-frames or at all, changes in consumer spending, borrowing and savings habits, technological changes, the cost of additional capital is more than expected, a change in the interest rate environment reduces interest margins, asset/liability repricing risks and liquidity risks, general economic conditions, particularly those affecting real estate values, either nationally or in the market areas in which the Companies do or anticipate doing business are less favorable than expected, a slowdown in

First California Financial Group, Inc.	Premier Service Bank
NASDAQ: FCAL	OTCBB: PSBK

2-2-2

construction activity, recent volatility in the credit or equity markets and its effect on the general economy, loan delinquency rates, the ability of the Companies to retain customers, changes in the bank regulatory environment, demographic changes, demand for the products or services of the Companies as well as their ability to attract and retain qualified people, competition with other banks and financial institutions, the Companies’ level of small business lending, and other factors. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, the Companies' results could differ materially from those expressed in, or implied or projected by such forward-looking statements. The Companies assume no obligation to update such forward-looking statements.  For a more complete discussion of risks and uncertainties, investors and security holders are urged to read the section titled "Risk Factors" in the Companies' Annual Report on Form 10-K and any other reports filed by it with the Securities and Exchange Commission ("SEC"). The documents filed by the Companies with the SEC may be obtained at the SEC's website at www.sec.gov. These documents may also be obtained free of charge from First California by directing a request to: First California Financial Group, Inc., 3027 Townsgate Road, Suite 300, Westlake Village, CA 91361. Attention: Investor Relations. Telephone (805) 322-9655. Or, Premier Service Bank, 3637 Arlington Avenue, Suite B, Riverside, CA 92506, Attention Investor Relations. Telephone (951) 274-2400.

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